ADDENDUM TO PURCHASE AGREEMENT

THIS ADDENDUM TO PURCHASE AGREEMENT ("Addendum") is made as of February 7, 2006, by and among Banyan Corporation, a corporation organized under the laws of the State of Oregon (the "Purchaser"), Brad M. Goldstein ("Goldstein"), Commonwealth Trust Company, a Delaware corporation, solely in its capacity as trustee of the Crossbones III Trust dated March 2, 2004 ("Crossbones III") and not in its individual capacity, and Commonwealth Trust Company, a Delaware corporation, solely in its capacity as trustee of the Crossbones IV Trust dated March 2, 2004 ("Crossbones IV") and not in its individual capacity (Goldstein, Crossbones III and Crossbones IV are collectively, the "Seller"), and Premier Medical Group, Inc., Premier Imaging, LLC and Premier Health Services, LLC (collectively, the "Company").

A. The parties have entered into a Stock Purchase Agreement, made as of January 6, 2006 (the "Agreement").

B. The Agreement contemplates that the Seller will sell its interest in certain companies to the Purchaser pursuant to the terms of the Agreement.

C. The parties desire to amend the terms of the Agreement, as set forth in this Addendum.

For good and valuable consideration, from each party to the other, the receipt and adequacy of which are acknowledged, the parties agree as follows:

1. Section 1.2(d) of the Agreement is now deemed to be Section 1.2(e).

2. The following shall be deemed inserted as a new Section 1.2(d):

Purchaser must pay Seller additional consideration after Closing consisting of the difference between (a) the sum of $100,000 plus additional amounts equal to the amount of Accounts Receivable that are collected after Closing, and (b) the guaranteed payments paid by Premier SD, LLC, Premier Atlas Services, LLC, and Premier Integra Services, LLC, as a result of their collection after the Closing Date of Accounts Receivable, pursuant to Section 4.1 of their respective operating agreements (such difference is referred to as the "Additional Consideration"). The Purchaser must pay the Additional Consideration as follows:

Purchaser must pay Seller the sum of (a) $40,000, starting March 31, 2006, and on the last day of each month thereafter; and (b) any Excess Monthly Cash Flow (as defined below) from the immediately prior month, starting on March 5, 2006, and on the 5th day of each month thereafter. In no event, however, may the aggregate of all payments to Seller in accordance with this paragraph exceed the sum of $100,000 plus the aggregate amount of Accounts Receivable that are collected after Closing. Notwithstanding anything to the contrary, at Seller's request, if any person constituting Company is the subject of a sale of its equity resulting in a change of control thereof, a disposition of majority of its Accounts Receivable or other assets, or a merger or reorganization, such person must, either immediately assign all Accounts Receivable then held by such person to the Seller free and clear of all liens, claims and other encumbrances, or pay Seller the amount reasonably allocable to any transfer of such Accounts Receivable, as the Seller requests in its sole discretion. If Seller requests the assignment of the Accounts Receivable then the Purchaser must notify all payees to direct payments to Seller pursuant to its directions, and otherwise cooperate with Seller, including delivering all payments Company or any other party receives thereafter on such Accounts Receivable duly endorsed to Seller, and provide all reports and other information reasonably requested by Seller regarding such Accounts Receivable.

Excess Monthly Cash Flow means, with respect to any calendar month, the sum of (a) the amount of gross revenues the Company collects during such month from any and all sources, and (b) all other cash or cash equivalents then held by the Company from loans, investments, or any other sources, reduced by the sum of (c) the amount of cash expenditures the Company makes for such month in the regular course of its business consistent with the 3 full calendar month period preceding the date of Closing, and (d) a reasonable reserve for net working capital for the Company in an amount based on the average monthly net working capital amount of the Company for the 3 full calendar month period preceding the date of Closing.

The Purchase Price shall be deemed adjusted upward by the payments of Additional Consideration made to the Seller under this Section 1.2(d), and the cash consideration amounts set forth in Section 1.2(e) allocable to the persons constituting Seller shall be deemed adjusted upward accordingly on a pro rata basis based on their respective shares of the Purchase Price.

3. Section 1.2(c) is modified to provide for upward adjustments, in the same manner as any downward adjustments would be made under Section 1.2(c), for any ordinary operating expenses that may be prepaid before Closing that apply for periods after Closing, including, without limitation, for insurance.

4. Section 1.4 of the Agreement is deemed deleted in its entirety and replaced with the following:

The account receivable of the Company and its subsidiaries for services performed by the Company or its subsidiaries up to and including the Closing Date (the "Accounts Receivable") will be retained by the Company and its subsidiaries. All cash and cash equivalents held by the Company (or its subsidiaries) on or before Closing shall be deemed the Seller's property and be transferred on Closing to Seller (excluding only the cash on hand necessary to satisfy any monetary obligations then accrued and owing, if any, to Southern Diagnostics, Inc. or otherwise under an Operating Agreement to which Premier Health Services, LLC is a party). Without limiting anything else in this Agreement, all rights of Seller under this section survive Closing. The transfers of assets to Seller required under this Section and Section 1.2(d) (if applicable) must be allocated to the persons constituting Seller based on the same percentages set forth in Section 1.2 (e) for allocating the Purchase Price. Goldstein shall be responsible for equitably allocating the assets distributed to the Seller according to such percentages based on their relative fair market values as he determines in his reasonable discretion.

5. The following is deemed inserted as a new Section 6.9:

Payment of Additional Consideration. The Purchaser shall ensure that neither it, the Company, nor any affiliate of any of them, shall permit or engage in any conduct to reduce or delay the payment of the Additional Consideration, and shall further ensure that the Company shall continue to use reasonable commercial efforts consistent with past practices before Closing to collect the Accounts Receivable (or upon request by Seller in its sole discretion, assign such Accounts Receivable to Purchaser). Without limitation of the foregoing, so long as any Accounts Receivable remain outstanding, if any third party from which the Purchaser or the Company holds any rights or which is considered an affiliate, is ever directly or indirectly used to conduct mobile diagnostic testing, or manufacture, finance, distribute or otherwise profit from the use of a computer or software to conduct onsite diagnostic testing, or used to assist any third party to do any of the foregoing activities, then all revenues of such third party arising from such activities, for purposes of calculating the Additional Consideration payable to Seller, shall be deemed revenues of the Company.

6. Goldstein agrees to leave in effect for a period until April 30, 2006, the accounts containing any personal guaranty for corporate credit cards that the Company uses in its regular course of business, but only so long as the Company continues to operate and use such credit cards, in the regular course of business consistent with the Company's past practices in effect during the 12-month period before Closing, and pays all outstanding balances on such credit cards in full within the period that the minimum balance on each credit card is initially due pursuant to the terms of the applicable credit card account. The Purchaser agrees to indemnify and hold harmless Goldstein and any personal guarantor of each such credit card, including Dena Goldstein, all of whom are deemed express third party beneficiaries hereof, for all charges, penalties, late fees, interest expenses, losses, damages and other costs, including attorneys' fees and costs (if any), incurred from the failure of the Company to pay such balances as so required.

7. The Purchaser shall ensure that Seller promptly receives within 10 days of request all reports and other information reasonably requested by Seller regarding payments owed to it under this Agreement. Seller and its financial advisors are entitled to inspect and audit any and all records of Purchaser and Company for the purposes of determining the proper payment of amounts owed hereunder. If any audit discloses any underpayment to Seller, if the amount of such underpayment exceeds $1,000, Seller must reimburse Seller for the cost of the audit, in addition to the amount of the underpayment. Each person constituting the Company, and each subsidiary thereof, is

jointly and severally liable with Purchaser for delivering any information required herein and for the payments owed to Seller or any third party beneficiary under or arising out of this Addendum.

8. All initial capitalized terms used in this Addendum shall have the same meanings as set forth in the Agreement. The terms of this Addendum shall be deemed incorporated into the Agreement. In the event of any conflict with the Agreement the terms of this Addendum shall control. It is understood and agreed that the Agreement shall not be considered the definitive agreement since certain material terms and provisions are being amended hereby. This Addendum contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all other agreements and understandings between the parties with respect to such subject matter, whether oral, written or otherwise, and, except as modified by this Addendum, the terms of the Agreement remain in full force and effect. All terms of Article 7 of the Agreement apply to the terms of this Addendum.

IN WITNESS WHEREOF the parties have executed this Addendum as of the day and year first above written.

BANYAN CORPORATION

By: /s/ Michael Gelmon

Its: CEO

/s/ Brad M. Goldstein

Brad M. Goldstein, personally, and for purposes of Section 6, on behalf of Premier Medical Group, Inc., Premier Imaging, LLC, Premier Health Services, LLC and Premier Professional Services, LLC

COMMONWEALTH TRUST COMPANY, a Delaware corporation, solely in its capacity as trustee of CROSSBONES III TRUST, dated March 2, 2004, and not in its individual capacity

By: ______________________

Its: ______________________

COMMONWEALTH TRUST COMPANY, a Delaware corporation, solely in its capacity as trustee of CROSSBONES IV TRUST, dated March 2, 2004, and not in its individual capacity

By: ______________________

Its: ______________________

LIMITED JOINDER

Each of the undersigned acknowledges that it will receive valuable benefits upon a closing of the transactions contemplated in this Addendum. Accordingly, each of the undersigned joins in this Addendum for the limited purpose of agreeing to be bound by the terms and conditions regarding the payment of Additional Consideration and indemnification regarding credit cards to the same extent as Purchaser and to be jointly and severally liable for any breach of Purchaser and Banyan, if any, of the terms hereof.

/s/ Michael Gelmon
Michael Gelmon

/s/ Cory Gelmon
Cory Gelmon

PROVINCE OF ALBERTA)
CITY OF CALGARY)

The foregoing document was acknowledged before me this 7 day of February, 2006, by Michael Gelmon, in the capacities set forth above, who is personally known to me or who has produced --- as identification and who did take an oath.

(Notary Seal)

/s/ Cory Gelmon
(Notary)

My Commission ~~Expires~~ does not expire:

PROVINCE OF ALBERTA)
CITY OF CALGARY)

The foregoing document was acknowledged before me this 7 day of February, 2006, by Cory Gelmon, in the capacities set forth above, who is personally known to me or who has produced ______________ as identification and who did take an oath.

(Notary Seal)

/s/ Michael Gelmon
(Notary)

My Commission ~~Expires~~ does not expire: